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                                                                    Exhibit 15.2



The Board of Directors
Security Capital Group Incorporated:

With respect to the registration statement on Form S-8 of Security Capital Group Incorporated relating to the Security Capital Group Incorporated 1996 Outside Directors Plan, we acknowledge our awareness of the use therein of our report dated August 13, 1997 related to our review of interim financial information of Security Capital Pacific Trust as of June 30, 1997 and for the three- and six-month periods ended June 30, 1997 and 1996. Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                       KPMG Peat Marwick LLP


Chicago, Illinois
October 21, 1997